Exhibit 2

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT to that certain Joinder Agreement (the “Joinder Agreement”), dated as of May 11, 2009, by and among Mr. Alexander Otto, Ms. Katharina Otto-Bernstein, Dr. Michael Otto, Ms. Janina Otto (f/k/a Ms. Janina Vater) and KG CURA Vermögensverwaltung G.m.b.H. & Co. (“KG CURA”) (each a “Party,” and collectively, the “Parties”), is made and entered into as of November 12, 2012, by and among the Parties. Capitalized Terms not defined herein shall have the meanings ascribed to them in the Joinder Agreement.

RECITALS

WHEREAS, the Parties entered into the Joinder Agreement; and

WHEREAS, the Parties now wish to remove Dr. Michael Otto and Ms. Janina Otto (the “Terminating Parties”) as parties to the Joinder Agreement;

NOW, THEREFORE, the Parties agree as follows:

1.	Agreement To Be Bound. The Parties hereby agree that upon execution of this Termination Agreement, Mr. Alexander Otto and Ms. Katharina Otto-Bernstein will continue to be bound by, and subject to, all of the covenants, terms and conditions of the Joinder Agreement, the Stock Purchase Agreement, dated as of February 23, 2009 by and between DDR Corp. (f/k/a Developers Diversified Realty Corporation) (“DDR”) and Mr. Alexander Otto (the “Stock Purchase Agreement”), and each of the Ancillary Agreements, as applicable.

2.	Removal of Certain Parties. The Parties hereby agree that upon execution of this Termination Agreement, the Terminating Parties will no longer be bound by, and subject to, any of the covenants, terms and conditions of the Joinder Agreement, the Stock Purchase Agreement, or any Ancillary Agreement; provided, however, that such termination shall not relieve any Party from liability for any breach of the Joinder Agreement prior to the effective time of this Termination Agreement.

3.	Representative. The Parties agree and acknowledge that KG CURA shall act as their agent and is entitled to act on their behalf with regard to any matters relating to the Stock Purchase Agreement, the Joinder Agreement, this Termination Agreement and the Ancillary Agreements, which shall include the power (i) to give and receive notices and communications on behalf of the Terminating Parties, (ii) to waive provisions of the Stock Purchase Agreement, the Joinder Agreement and the Ancillary Agreements, (iii) to take all actions necessary or appropriate in the judgment of KG CURA for the accomplishment of the foregoing and to otherwise act on behalf of the Terminating Parties with respect to the Stock Purchase Agreement, the Joinder Agreement, this Termination Agreement and the Ancillary Agreements. A decision, act, consent or instruction of KG CURA shall constitute a decision of the Terminating Parties and shall be final, binding and conclusive upon each such Terminating Party, and DDR may rely upon any decision, act, consent or instruction of KG CURA as being the decision, act, consent or instruction of each and every such Terminating Party. KG CURA shall not be liable to the Terminating Parties for any act done or omitted while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith.

4.	Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Termination Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York. The Parties agree and acknowledge that the State of New York has a reasonable relationship to the Parties and/or this Termination Agreement. As to any dispute or litigation arising out of or relating in any way to this Termination Agreement or the transactions at issue in the Stock Purchase Agreement, Joinder Agreement and Ancillary Agreements, the Parties agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York. If jurisdiction is not present in federal court, then the Parties agree and consent to the jurisdiction of the state courts of New York County, New York. Each Party irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any litigation brought in such court, (b) any claim that any litigation brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

5.	Counterparts. This Termination Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

6.	Descriptive Headings. The descriptive headings of this Termination Agreement are inserted for convenience only and do not constitute a part of this Termination Agreement.

7.	Entire Agreement. This Termination Agreement constitutes the entire agreement among the Parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

8.	Third-Party Beneficiary. The Parties acknowledge and agree that DDR shall be deemed a beneficiary of this Termination Agreement, and shall be entitled to enforce it as a third-party beneficiary of this Termination Agreement.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

MR. ALEXANDER OTTO

/s/ Alexander Otto

MS. KATHARINA OTTO-BERNSTEIN

/s/ Katharina Otto-Bernstein

DR. MICHAEL OTTO

/s/ Michael Otto

MS. JANINA OTTO

/s/ Michael Otto, by power-of-attorney

KG CURA VERMÖGENSVERWALTUNG G.M.B.H. & CO.

/s/ Thomas Armbrust
Thomas Armbrust

/s/ Thomas Finne
Dr. Thomas Finne

ACKNOWLEDGED AND AGREED TO BY DDR CORP.

By:	/s/ David J. Oakes
Name: David J. Oakes, CFA
Title: Senior Executive Vice President & Chief Financial Officer

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